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Exhibit 23.7a

CONSENT OF GIBSON, DUNN & CRUTCHER LLP

        We hereby consent to the use of our opinion as to certain tax matters as Exhibit 8.2a to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act.

/s/ Gibson, Dunn & Crutcher LLP

San Francisco, California
August 12, 2005

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CONSENT OF GIBSON, DUNN & CRUTCHER LLP